UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to § 240.14a-12

CISCO SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐		Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Cisco Nominates Carol B. Tomé to Board of Directors

Steven M. West to Retire from Cisco Board

News Summary:

•	Former Home Depot CFO Carol B. Tomé nominated for election to Cisco Board of Directors.

•	Steven M. West to retire from Cisco Board after 23 years of service.

•	Nine current Cisco board members nominated for election at 2019 Annual Meeting of Shareholders.

SAN JOSE, Calif., October 17, 2019 – Cisco today announced that Carol B. Tomé has been nominated for election to its Board of Directors at the company’s Annual Meeting of Shareholders on December 10, 2019. Current board member Steven M. West will be retiring at the end of his term on the date of the annual meeting.

“Carol is a highly respected leader who played a pivotal role in increasing shareholder value during her tenure at Home Depot,” said Cisco Chairman and CEO Chuck Robbins. “We are excited to have her join our board and look forward to working closely with her as we continue to transform our business.” Robbins continued, “I also want to sincerely thank Steve for his significant contribution to our board over the past 23 years. I deeply appreciate his partnership, friendship and dedication to Cisco.”

Tomé, 62, served as Home Depot’s chief financial officer from May 2001 and executive vice president, Corporate Services from January 2007 until her retirement in August 2019. During her 24 years at Home Depot, Tomé also served as senior vice president of Finance and Accounting/Treasurer, and as vice president and treasurer. Prior to joining Home Depot, Tomé was vice president and treasurer of Riverwood International Corporation. Tomé serves as a director of United Parcel Service, Inc.

Current Cisco directors that have also been nominated for election are: M. Michele Burns; Wesley G. Bush; Michael D. Capellas; Mark Garrett; Dr. Kristina M. Johnson; Roderick C. McGeary; Charles H. Robbins; Arun Sarin; and Brenton L. Saunders.

About Cisco

Cisco (NASDAQ: CSCO) is the worldwide technology leader that has been making the Internet work since 1984. Our people, products, and partners help society securely connect and seize tomorrow’s digital opportunity today. Discover more at newsroom.cisco.com and follow us on Twitter at @Cisco.

Cisco and the Cisco logo are trademarks or registered trademarks of Cisco and/or its affiliates in the U.S. and other countries. A listing of Cisco’s trademarks can be found at www.cisco.com/go/trademarks. Third-party trademarks mentioned are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company.

Additional Information and Where to Find It

Cisco Systems, Inc. (“Cisco”) plans to file a proxy statement and accompanying solicitation materials with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2019 Annual Meeting of Shareholders (the “Annual Meeting”). The proxy statement will contain important information about Cisco, the Annual Meeting, and related matters. Shareholders are urged to read the proxy statement and the accompanying solicitation materials when they become available because these documents will contain important information.

Cisco, its directors, and certain of its executive officers and other agents may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the Annual Meeting. Information regarding the names of Cisco’s directors, nominees, and executive officers and their respective interests in Cisco is set forth in Cisco’s annual report on Form 10-K filed with the SEC on September 5, 2019 and will be set forth in the proxy statement and accompanying solicitation materials and in their respective Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC after the date of the proxy statement. These documents (when they become available), are available free of charge on the SEC’s website at www.sec.gov or by visiting Cisco’s Investor Relations website at investor.cisco.com.

###

Press Contact: Robyn Jenkins-Blum +1 408 930 8548 rojenkin@cisco.com	Investor Relations Contact: Marilyn Mora +1 408 527 7452 marilmor@cisco.com